Results of Meeting of Shareholders

AXP VARIABLE PORTFOLIO - PARTNERS SMALL CAP VALUE FUND
REGULAR MEETING OF SHAREHOLDERS HELD ON NOVEMBER 13, 2002
(UNAUDITED)

A brief description of each proposal voted upon at the meeting and the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal is set forth below.

Proposal 1

To elect the thirteen nominees specified below as Board members*.

                                   Shares Voted "For"         Shares Withholding Authority to Vote
Arne H. Carlson                       6,776,013.454                        135,379.351
Philip J. Carroll, Jr.                6,782,262.596                        129,130.209
Livio D. DeSimone                     6,768,505.772                        142,887.033
Barbara H. Fraser                     6,771,421.969                        139,970.836
Ira D. Hall                           6,774,886.765                        136,506.040
Heinz F. Hutter                       6,769,240.519                        142,152.286
Anne P. Jones                         6,757,254.279                        154,138.526
Stephen R. Lewis, Jr.                 6,782,405.011                        128,987.794
Alan G. Quasha                        6,776,420.485                        134,972.320
Stephen W. Roszell                    6,786,722.756                        124,670.049
Alan K. Simpson                       6,737,839.088                        173,553.717
Alison Taunton-Rigby                  6,769,927.166                        141,465.639
William F. Truscott                   6,786,722.756                        124,670.049

Proposal 2

To Amend the Articles of Incorporation/Declaration of Trust*:

2(a). To allow one vote/dollar instead of one vote/share.

Shares Voted "For"    Shares Voted "Against"    Abstentions    Broker Non-Votes
   6,173,948.997            576,130.337         161,313.471          0.000

Proposal 4

To approve changes to the Investment Management Services Agreement:

4(b). To modify the performance incentive adjustment calculation.

Shares Voted "For"    Shares Voted "Against"    Abstentions    Broker Non-Votes
   6,066,833.834            543,093.306         301,465.665          0.000

4(d). To change the investment manager from IDS Life Insurance Company to American Express Financial Corporation.

Shares Voted "For"    Shares Voted "Against"    Abstentions    Broker Non-Votes
   6,550,185.025            178,735.121         182,472.659          0.000

* Denotes Registrant-wide proposals and voting results.